Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the inclusion in this Registration Statement on Form S-4, of our report dated March 5, 2009, relating to the consolidated financial statements and financial statement schedule of Voyager Learning Company and our report dated March 5, 2009, relating to the effectiveness of internal control over financial reporting, which appear in the Prospectus and is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Whitley Penn LLP
Dallas, Texas
August 5, 2009